As filed with the Securities and Exchange Commission on  August 28, 2000

                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                          ---------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          ---------------------------
                                  Aksys, Ltd.
            (Exact name of registrant as specified in its charter)

           Delaware                     Two Marriott Drive,              36-3890205
(State or other jurisdiction of     Lincolnshire, Illinois 60669      (I.R.S. Employer
incorporation or organization)             (847) 229-2020            Identification No.)
----------------------------------------------------------------------------------------

  (Address, including zip code, and telephone number, including area code, of principal executive offices)
                        -------------------------------
                                William C. Dow
                     President and Chief Executive Officer
                                  Aksys, Ltd.
                              Two Marriott Drive
                         Lincolnshire, Illinois 60669
                                (847) 229-2020
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                       --------------------------------
   Copies of all communications, including communications sent to agent for service, should be sent to:
                                 Keith S. Crow
                               Kirkland & Ellis
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                (312) 861-2000
                        -------------------------------
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.[_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                              Proposed Maximum      Proposed Maximum       Amount of
  Title of Each Class of                    Amount to be       Offering Price      Aggregate Offering     Registration
Securities to be Registered                Registered (1)       Per Share (2)          Price (2)              Fee
----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share         959,678             $8.883             $8,524,820            $2,251
----------------------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average of the high and low prices of the common stock on August 22, 2000, as reported by the Nasdaq National Market.

--------------------------------------------------------------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                                    959,678

                                  Aksys, Ltd.

                                 Common Stock


     This prospectus relates to 959,678 shares of common stock of Aksys, Ltd. which may be sold from time to time by the selling stockholders named herein, or their transferees, pledgees, donees or successors. These stockholders acquired the shares directly from our company in a private placement completed on August 16, 2000. We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement.

     The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 11.

                    --------------------------------------

     Before purchasing any of the shares covered by this prospectus, carefully read and consider the risk factors in the section entitled "Risk Factors" beginning on page 1.

                     -------------------------------------

     Our common stock is traded on the Nasdaq National Market under the symbol "AKSY." On August 22, 2000, the last reported sale price of our common stock on Nasdaq was $9.00 per share.

     Our principal executive offices are located at Two Marriott Drive, Lincolnshire, Illinois 60669 and our telephone number is (847) 229-2020.

                     -------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved the sale of the common stock or determined that the information in this prospectus is accurate or complete. It is illegal for any person to tell you otherwise.

                     -------------------------------------

             The date of this prospectus is _________ __, 2000.

     You should rely only on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the documents.


                               TABLE OF CONTENTS

                                                                    Page
                                                                    ----

Risk Factors.......................................................... 1

Forward-Looking Statements............................................10

Use of Proceeds.......................................................10

Selling Stockholders..................................................11

Plan of Distribution..................................................11

Legal Matters.........................................................13

Experts...............................................................13

Where You Can Find More Information...................................13

                                  RISK FACTORS

     Before purchasing any of the shares covered by this prospectus, you should carefully read and consider the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with purchasing the shares, including a loss of all of your investment.

                         Risks Related to Our Business

We have a history of operating losses and a significant accumulated deficit, and we may not achieve or maintain revenue or profitability in the future.

     We have not been profitable since our inception in January 1991. As of June 30, 2000, we had an accumulated deficit of approximately $65.3 million.
We expect to continue to incur additional losses for the foreseeable future as a result of a high level of operating expenses, significant up-front expenditures in connection with our clinical trial, production and marketing activities and no revenue from our core business. We may never realize significant revenues from our core business or be profitable. Factors that will influence the timing and amount of our growth and profitability include:

     . the completion of the now ongoing clinical trial for and the commercialization of the Aksys PHDTM Personal Hemodialysis System (the "PHD System");

     .  obtaining the necessary regulatory clearance or approvals; and

     .  our ability to manufacture, market and distribute our PHD System.

     We face significant challenges in shifting from the development stage to the commercialization of our PHD System. Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered in such transition, and there can be no assurance that we will have any or significant revenues or that we will ever achieve profitable operations. Our business will fail if we do not obtain certain critical regulatory approvals.

Until we are able to commercialize our sole product, the PHD System, we will not have revenues from our core business.

     Since our inception, we have devoted substantially all of our efforts to the development of our PHD System. We expect to be dependent for the foreseeable future on sales of, and services relating to, such system for revenues. Our ability to commercialize our PHD System is dependent on receiving proper regulatory approval which will not be obtained until our clinical trial is complete. We began the clinical trial of our PHD System in September 1999 on twenty four patients. We expect to finish the trial by October 31, 2000, but this cannot be assured. Even if we succeed in our clinical trial, obtaining the proper regulatory approval, and developing our PHD System commercially, a number of factors may affect future sales of our product. These factors include:

     .  whether reimbursement for the cost of our PHD System is available;

     . whether the system will be safe or effective or that it will be cost-effective relative to other dialysis treatment alternatives;

     . whether daily hemodialysis will be shown to be more clinically effective than alternative dialysis modalities;

     . whether patients will be reluctant to administer and monitor the PHD System with limited supervision; and

     . whether there are unexpected side effects, complications or other safety issues associated with daily hemodialysis that may adversely affect the market for our products and services.

If we are unable to commercialize our PHD System, we do not have any other products from which to derive revenue.

Acceptance of our PHD System in the marketplace is uncertain, and failure to achieve market acceptance will limit our ability to generate revenue and become profitable.

     The success of our PHD System is dependent on many variables, including its safety, effectiveness and cost-effectiveness as an alternative dialysis modality. The failure to conclusively demonstrate each of these factors could significantly hinder market acceptance of our PHD System, and the failure of our PHD System to achieve sustained commercial viability or market acceptance would have a material adverse effect on us. Moreover, our future growth and profitability will depend upon, among other things, market acceptance of the efficacy of daily hemodialysis. This will require substantial marketing efforts and the expenditure of significant funds by us to inform nephrologists, dialysis clinics, other healthcare providers and dialysis patients of the benefits of daily hemodialysis and thus the benefits of our PHD System.

     In marketing our PHD system, we will encounter significant clinical and market resistance:

     .  to using our PHD System;

     . to home hemodialysis, which is currently employed by a small percentage of patients suffering from end-stage renal disease ("ESRD"); and

     . to daily hemodialysis, which to our knowledge has never been a widely accepted dialysis alternative.

     There can be no assurance that our efforts will be successful or that our PHD System and our services will ever achieve market acceptance. In addition, our PHD System is a personal system, designed for use by a single patient, and requires several hours after a dialysis treatment to prepare itself for the next treatment session. As such, it is very likely to be used in the prevailing method of outpatient hemodialysis, which generally involves treating patients three times per week for treatment sessions lasting between three and four hours. In this prevailing method of hemodialysis, patients receiving treatment on a given day are treated in shifts, with patients on succeeding shifts using dialysis machines employed during prior shifts.

If we are not able to demonstrate the efficacy of our PHD System in our clinical trial, or if our clinical trial is not conducted is accordance with regulatory requirements, we may not be able to obtain regulatory clearance to market our PHD System in the United States or abroad on a timely basis, or at all.

     Our products, including the PHD System, are subject to stringent government regulation in the United States and other countries. In the United States, our PHD System is regulated as a medical device by the FDA. Consequently, our PHD System requires either (1) FDA clearance of a pre-market notification under 510(k) of the Federal Food, Drug, and Cosmetic Act (the "FDC Act") or (2) filing of a pre-market approval application (a "PMA") under Section 515 of the FDC Act and FDA approval of such application prior to commercialization in the United States. We submitted a pre-market notification under Section 510(k) of the FDC Act for clearance of our PHD System with the FDA on March 5, 1996. The FDA has twice declined to accept for filing the 510(k) application, has placed the application on administrative hold and has requested clinical data derived from our PHD System. We intend to submit a new 510(k) application after the completion of our clinical trial, which we expect will be completed by October 31, 2000. The process of trying to obtain a 510(k) clearance is lengthy and expensive and the issuance of such clearance remains uncertain. Although we have been informed by the

FDA that a PMA is not required, there can be no assurance that submission and approval of a PMA will not be later required before commercialization of our PHD System. The PMA approval process entails considerably greater time and expense than does the 510(k) process. There can be no assurance that we will be able to obtain such clearance or approval in a timely manner or at all. Furthermore, FDA clearance of a 510(k) or approval of a PMA is subject to continual review, and later discovery of previously unknown problems may result in restrictions on a product's marketing or withdrawal of the product from the market.

     Clinical trials must be conducted in accordance with the FDA's Good Clinical Practices and are subject to oversight by the FDA and institutional review boards at the medical institutions where the clinical trials are conducted. In addition, clinical trials must be conducted with product candidates produced under the FDA's current Good Manufacturing Practices, and may require large numbers of test subjects. Clinical trials may be suspended by us or the FDA at any time if it is believed that the subjects participating in these trials are being exposed to unacceptable health risks or if the FDA finds deficiencies in the conduct of these trials.

     Even if we achieve positive interim results in our clinical trial, these results do not necessarily predict final results, and acceptable results in early trials may not be repeated in later trials. Negative or inconclusive results or adverse medical events during our clinical trial could cause our clinical trial to be repeated or terminated.

We are subject to extensive government regulation which can be costly, time consuming and subject us to unanticipated delays.

     Additional government regulations may be established or imposed, or the interpretation or enforcement of such regulations may change, which could prevent or delay regulatory clearance or approval of our products. In addition, failure to comply with applicable regulatory requirements following clearance or approval can, among other things, result in recall or seizure of products, total or partial suspension of production and withdrawal of existing product approval or clearances. The FDC Act and other statutes and regulations also govern the testing, labeling, storage, record keeping, distribution, sale, marketing, advertising and promotion of our products. Failure to comply with applicable requirements can result in fines, recall or seizure of products, total or partial suspension of production, withdrawal of existing product approvals or clearances, refusal to approve or clear new applications or notices and criminal prosecution.

     The manufacture of our PHD System must also comply or ensure compliance with current Quality System Requirements ("QSR") regulations promulgated by the FDA. We may be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance even if our PHD System is manufactured by an independent contractor as is currently contemplated. If violations of the applicable regulations are noted during FDA inspections of manufacturing facilities, the continued marketing of our products may be materially adversely affected.

Our failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our PHD System abroad.

     Our international operations will be affected by the need to obtain regulatory clearances or approvals. Requirements for the sale of devices such as our PHD System vary widely from country to country, ranging from no health regulations to detailed submissions such as those required by the FDA. We have not obtained any regulatory clearances or approvals to market our PHD System in any country, and there is no assurance that any such approvals or clearances will be issued in a timely manner or at all. Any change in existing foreign laws or regulations, or in the interpretation or enforcement thereof, or the promulgation of any additional laws or regulations could have a material adverse effect on our business, results of operations and financial condition.

Risks associated with international sales and operations could adversely affect our business.

     We intend to establish marketing and regulatory resources in Europe, Japan and elsewhere outside of the United States in an effort to prepare for marketing our products and services internationally. To the extent we generate significant sales outside the United States, we will be subject to risks generally associated with international operations. In particular, fluctuations in exchange rates of the United States dollar against foreign currencies could adversely affect our results of operations. In addition, the collection cycle for our international accounts receivable might be somewhat longer than for our domestic accounts receivable. International sales and operations may also be limited or disrupted by government controls, export license requirements, political instability, price controls, trade restrictions, changes in tariffs or difficulties in staffing and managing such operations.

Our future sales could be adversely affected due to our limited marketing experience.

     We expect to market our products and services primarily through our own sales force. We have limited experience in sales, marketing or distribution and have no established sales force or significant marketing or distribution resources. We intend to develop a marketing staff and sales force. There can be no assurance that we will be able to build an adequate marketing staff or sales force or that the cost of such will not be prohibitive or that our direct sales and marketing efforts will be successful.

If we can not develop distribution, customer service and technical support networks, we may not be able to market and distribute our PHD System effectively.

     Our strategy involves contracting with dialysis providers to have us supply to dialysis patients our PHD System, dialysate and other consumables, patient training, customer service and maintenance and other technical service. To provide these services, we will be required to develop networks of employees or independent contractors in each of the areas in which we intend to operate. There can be no assurance that we will be able to organize these networks on a cost effective basis, or at all. The failure to establish these networks would materially adversely affect us.

We may not be able to protect our intellectual property rights and, as a result, we could lose competitive advantages which could adversely affect our operating results.

     Our success depends, in part, on our and our licensors' ability to obtain, assert and defend patent rights, protect trade secrets and operate without infringing the proprietary rights of others. We currently own or have rights to 33 U.S. patents and 15 foreign patents. There can be no assurance, however, that:

     . we will be able to obtain additional licenses to patents of others or that we will be able to develop additional patentable technology of our own;

     . any patents issued to us will provide us with competitive advantages or that the patents or proprietary rights of others will not have an adverse effect on our ability to do business;

     .  others will not independently develop similar products;

     . others will not design around or infringe such patents or proprietary rights owned by or licensed to us; and

     . any patent obtained or licensed by us will be held to be valid and enforceable if challenged by another party.

     We are aware that numerous patents have been issued relating to methods of dialysis. In addition, such patents may have been issued to our competitors or others of which we are not aware, and such patents may be issued in the future. There can be no assurance that such patents will not conflict with our or our licensors' patent rights. Such conflicts could result in a rejection of our or our licensors' patent applications or the invalidation of patents, which could have a material adverse effect on our competitive position. In the event of such conflicts, or in the event we believe that competitive products infringe patents to which we hold rights, we may pursue patent infringement litigation or interference proceedings against, or may be required to defend against such litigation or proceedings involving, holders of such conflicting patents or competing products. Such litigation or proceedings may materially adversely affect our competitive position, and there can be no assurance that we will be successful in any such litigation or proceeding. Litigation and other proceedings relating to patent matters, whether initiated by us or a third party, can be expensive and time consuming, regardless of whether the outcome is favorable to us, and can result in the diversion of substantial financial, managerial and other resources. An adverse outcome could subject us to significant liabilities to third parties or require us to cease any related development or commercialization activities. In addition, if patents that contain dominating or conflicting claims have been or are subsequently issued to others and such claims are ultimately determined to be valid, we may be required to obtain licenses under patents or other proprietary rights of others. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available on terms acceptable to us, if at all. If we do not obtain such licenses, we could encounter delays or could find that the development, manufacture or sale of products requiring such licenses is foreclosed.

     We rely on proprietary know-how and confidential information and employ various methods, such as entering into confidentiality and noncompete agreements with our current employees and with certain third parties to whom we have divulged proprietary information, to protect the processes, concepts, ideas and documentation associated with our technologies. Such methods may not afford significant protection to us, and there can be no assurance that we will be able to protect adequately our trade secrets or that other companies will not acquire information which we consider to be proprietary.

We rely on independent contract manufacturers for the manufacture of our PHD System. Our inability to manufacture our PHD System, and our dependence on independent contractors, may delay or impair our ability to generate revenues, or adversely affect our profitability.

     To be successful, our PHD System must be manufactured in commercial quantities and at acceptable cost. Production of this product, especially in commercial quantities, will create technical as well as financial challenges for us. Other than the units manufactured for our clinical trial, only prototype units of our PHD System have been produced to date. We may encounter unexpected delays or costs in the scale-up of manufacturing operations. Further, no assurance can be given that manufacturing or quality control problems will not arise as we increase production of this product or as additional manufacturing capacity is required in the future, or that we will ultimately be able to successfully arrange for the manufacturing of our PHD System.

     We intend to rely on contract manufacturers to manufacture several of the major components of our PHD System and produce the final product. As with any independent contractors, such contractors are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. Although certain of our contract manufacturers have entered into contracts with us to manufacture components of our PHD System, such contracts can be terminated at any time under certain circumstances by us or the contractors and can be breached at any time. Further, work stoppages and the slowing of production at a single independent contractor would have a material adverse effect on us. There are also other risks inherent in using single sources of supply. We have not made alternative arrangements for the manufacture of major components of our PHD System and there can be no assurance that acceptable alternative arrangements could be made on a timely basis, or at all. It is likely that a significant interruption in supply would result if we utilize or were required to utilize a different manufacturing contractor for any of the major components of our PHD System. The loss of the services of any of our contract manufacturers would have a material adverse effect on us. In addition, no assurance can be given that we or our manufacturers will be able to obtain on a timely basis components or other supplies necessary to manufacture or use our PHD System.

     We may be required to expend time, resources and effort in product manufacturing and quality control to ensure compliance with QSR's even if our PHD System is manufactured by an independent contractor as is currently contemplated. If violations of the applicable regulations are noted during FDA inspections of the manufacturing facilities of an independent contractor, the continued manufacturing of our products by such independent contractor could be suspended.

Competitors could cause us to lose current or future business opportunities and harm our results of operations and ability to grow.

     The dialysis industry is characterized by competition for financing, executive talent, intellectual property and product sales. Most of our competitors have substantially greater financial, scientific and technical resources, research and development capabilities, manufacturing and marketing resources and experience than us and greater experience in developing products, providing services and obtaining regulatory approvals. Our competitors may succeed in developing products that are more effective or less costly than any that may be developed by us or that gain regulatory approval prior to our products. We also expect that the number of our competitors and potential competitors will increase. There can be no assurance that we will be able to compete successfully against any existing or potential competitors. In order to compete effectively, we will need to, among other things, demonstrate the clinical and cost effectiveness of daily home hemodialysis using our PHD System. Our ability to successfully market our products and services could be adversely impacted by pharmacological and technological advances in preventing the progression of end-stage renal disease in high-risk patients such as those with diabetes and hypertension, technological developments by others, development of new medications designed to reduce the incidence of kidney transplant rejection and progress in using kidneys harvested from genetically-engineered animals as a source of transplants.

We may need additional capital which, if not available to us, may alter our business plan or limit our ability to achieve growth and which, if raised, may dilute your ownership interest in us.

     Our capital requirements have been and will continue to be significant. To date, we have been dependent primarily on the net proceeds of public and private sales of our equity securities, aggregating approximately $91 million. We currently have no committed sources of, or other arrangements with respect to, additional financing. There can be no assurance that our existing capital resources, together with future operating cash flows, will be sufficient to fund our future operations. Our capital requirements will depend on many factors, including:

     .  the results of clinical studies;

     . the timing and costs associated with obtaining FDA clearance and other regulatory approvals;

     .  continued progress in research and development;

     .  manufacturing scale-up and associated costs;

     .  the cost involved in protecting our proprietary rights; and

     . establishing marketing, distribution, patient training and technical and patient support networks.

In the event that our plans change, our assumptions change or prove inaccurate or we are unable to obtain production financing on commercially reasonable terms, we could be required to seek additional financing sooner than currently anticipated. Any necessary additional equity financing may involve substantial dilution to our then existing stockholders and debt financing could result in the imposition of significant financial and operational restrictions on us.

     Generally, we expect U.S. customers to purchase our PHD Systems and enter into contracts to provide all products and services related to our PHD System for a single monthly price, which would include all consumables, service and product support. As an alternative, U.S. customers may enter into lease agreements for our PHD Systems, under which the single monthly price would also include a lease payment. Our present commercialization plan for markets outside the United States is to develop a partnership in those markets to distribute our PHD System and related consumables and service. Financing production of our PHD System in quantities necessary for commercialization will require a significant investment in working capital. This need for working capital will increase to the extent that demand for our PHD System increases. We would, therefore, have to rely on sources of capital beyond cash generated from operations to finance production of our PHD System even if we are successful in marketing our products and services. We currently intend to finance the working capital requirements associated with these arrangements through equipment and receivable financing with a commercial lender. If we are unable to obtain such equipment financing, we would need to seek other forms of financing, through the sale of equity securities or otherwise, to achieve our business objectives. We have not yet obtained a commitment for such equipment financing, and there can be no assurance that we will be able to obtain equipment financing or alternative financing on acceptable terms or at all.

Uncertainty of third-party reimbursement could affect our profitability.

     A substantial portion of the cost of dialysis treatment in the United States is currently reimbursed by the Medicare program at prescribed rates. The amount of Medicare reimbursement for dialysis is likely to significantly impact decisions of nephrologists, dialysis clinics and other health care providers regarding treatment modalities. The Medicare reimbursement rate for outpatient hemodialysis has not increased significantly since 1983. There can be no assurance that the current limitations or requirements on Medicare reimbursement for dialysis will not materially adversely affect the market for our PHD System, that health administration authorities outside of the United States will provide reimbursement at acceptable levels or at all or that any such reimbursement will be continued at rates sufficient to enable us to maintain prices at levels sufficient to realize profitability.

If we become subject to product liability claims, they may reduce demand for the our PHD System or result in damages that exceed our insurance limitation.

     Our business exposes us to potential product liability risks which are inherent in the production, marketing and sale of dialysis products. There can be no assurance that we will be able to avoid significant product liability exposure. We currently maintain product liability insurance with a coverage limit of $10 million. There can be no assurance that the insurance policy will provide adequate protection against potential claims. Furthermore, our agreements with contract manufacturers require us to maintain product liability insurance, and the failure to obtain such insurance could materially and adversely affect our ability to produce our PHD System. A successful claim brought against us in excess of any insurance coverage obtained by us could have a material adverse effect upon our business, financial condition and results of operations. In addition, we have agreed to indemnify certain of our contract manufacturers against certain liabilities resulting from the use of our PHD System.

Our business is likely to be hurt if we are unable to keep our senior executive officers and key scientific personnel.

     We are dependent upon the services of our senior executives, such as William C. Dow, our President and Chief Executive Officer, and key scientific personnel. We do not maintain key-man life insurance on our senior executives. In addition, we do not have employment agreements, other than certain severance, confidentiality and non-competition agreements, with any of our personnel. The loss of the services of Mr. Dow or any other senior executive or key employee could have a material adverse impact on us. Also, our ability to transition from development stage to commercial operations will depend upon, among other things, the successful recruiting and retention of highly skilled managerial and marketing personnel with experience in business activities such as those contemplated by us. Competition for the type of highly skilled individuals sought by us is intense. There can be no assurance that the we will be able to retain existing employees or that we will be able to find, attract and retain skilled personnel on acceptable terms.

The holdings of our insiders may limit your ability to influence the outcome of director elections and other matters subject to stockholder vote and may conflict with our interests or the interests of our other stockholders.

     Our current executive officers and directors, together with certain of their affiliates, own approximately 26% of our common stock. These affiliates include Coral Partners II, L.P. and Coral Partners IV, L.P., which beneficially own approximately 24% of our common stock as of the date of this prospectus. In the event that such stockholders were to act in concert with respect to us, they would have the ability to substantially influence all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. These persons would also have the ability to control our management and affairs. In addition, Mr. Peter H. McNerney, a director of Aksys, serves as general partner of the general partner of the Coral Partners entities described above. There can be no assurance that conflicts of interest will not arise with respect to the foregoing director or that such conflicts will be resolved in a manner favorable to Aksys.

                  Risks Related to our Stock and this Offering

The sale of a substantial number of shares of our common stock in the public market could adversely affect their market price, negatively impacting your investment.

     Future sales of substantial amounts of our common stock in the public market and the existence of a substantial number of authorized but unissued shares of our common stock could adversely affect market prices of our common stock prevailing from time to time and could impair our ability to raise additional capital through the sale of our equity securities. As of August 21, 2000, we had 18,115,430 shares of common stock outstanding. The shares of common stock sold in this offering will be freely tradeable by persons other than our "affiliates," as that term is defined under the Securities Act, without restrictions or further registration under the Securities Act. In addition, under our Certificate of Incorporation, there are currently approximately 31,884,570 shares of common stock (excluding shares reserved for issuance pursuant to outstanding stock options and stock award and purchase plans) and 1,000,000 shares of preferred stock available for future issuance without stockholder approval.

Our stock price may be highly volatile, and you may not be able to resell your shares at or above the price you initially paid for the shares.

       Since our initial public offering on May 16, 1996, our common stock has traded between $3.50 and $23.50 and we have generally experienced relatively low daily trading volumes in relation to the aggregate number of shares outstanding.

       Factors that may have a significant impact on the market price or the liquidity of our common stock include:

     . actual or potential clinical trial results relating to our PHD System under development by us;

     .  delays in our testing, clinical trial or development schedules;

     .  regulatory developments in both the United States and foreign countries;

     . FDA or other regulatory agency approval, delay or denial of our PHD System or similar products of our competitors;

     . announcements of technological innovations or new products by us or our competitors;

     .  developments or disputes concerning patents or proprietary rights;

     .  events or announcements relating to our relationships with others;

     . reports by official or unofficial health or medical authorities or the general media regarding the potential benefits or detriments of our PHD System or of similar products distributed by other companies or of daily dialysis;

     . economic and other factors, as well as period-to-period fluctuations in our financial results; and

     .  market conditions for the dialysis industry generally.

     External factors may also adversely affect the market price for our common stock. Our common stock currently trades on the Nasdaq National Market. The price and liquidity of our common stock may be significantly affected by the overall trading activity and market factors on the Nasdaq National Market.

We may issue additional shares and dilute your ownership percentage.

     Certain events over which you have no control could result in the issuance of additional shares of our common stock, which would dilute your ownership percentage in Aksys. We may issue additional shares of common stock or preferred stock:

     . to raise additional capital for our clinical trial, commercialization, production and marketing activities;

     .  upon the exercise or conversion of outstanding options and warrants; and

     .  in lieu of cash payment of dividends.

     As of August 21, 2000, there were outstanding warrants and options to acquire up to approximately 1,800,000 additional shares of common stock at prices ranging from $0.1067 to $15.25 per share. If exercised, these securities will dilute your percentage ownership of our common stock.

Our charter documents could make it more difficult for a third party to acquire us.

     Provisions of our certificate of incorporation and bylaws may make it difficult for a third party to acquire control of us, even if a change in control would be beneficial to our stockholders. These provisions provide for:

     .  a classified board of directors;

     .  a "fair price" provision;

     .  a prohibition on stockholder action through written consents;

     . a requirement that special meetings of stockholders be called only by our board or our chief executive officer;

     .  advance notice requirements for stockholder proposals and nominations;

     . limitations on the ability of stockholders to amend, alter or repeal our bylaws and certificate of incorporation; and

     . the authority of our Board to issue, without stockholder approval, preferred stock with such terms as the Board may determine.

We are also afforded the protections of a stockholder rights plan, which was adopted by our Board in October 1996, and of Section 203 of the Delaware General Corporation Law, which could have similar anti-takeover effects as the provisions described above.


                           FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus, including in the documents incorporated herein by reference, contain "forward-looking" information as that term is defined by the federal securities laws. Forward-looking statements may be identified by use of the terms "may," "will," "expect," "anticipate," "believe," "estimate," and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, some of which are beyond our control. Factors that could materially and adversely affect our results and cause them to differ from those contained in, or incorporated in, this prospectus include, but are not limited to:

     .  risks related to the regulatory approval process;

     . our failure to meet development and manufacturing milestones on a timely basis;

     . the uncertainty regarding the effectiveness and ultimate market acceptance of our only product in development -- the PHD System; and

     . the capital requirements necessary to fund the development and commercialization of the our products and services and effectively compete with our competitors.

     You should consider carefully the statements under "Risk Factors" and other sections of this prospectus which address additional factors that could cause our actual results to differ from those set forth in this prospectus.

     The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.


                                USE OF PROCEEDS

     The selling stockholders will receive all of the proceeds from the sale of the common stock offered under this prospectus.

                              SELLING STOCKHOLDERS

     We are registering all 959,678 shares covered by this prospectus on behalf of the selling stockholders named in the table below. We issued all of these shares to the selling stockholders in a private placement transaction. We are registering the shares in order to permit the selling stockholders to offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this prospectus. See "Plan of Distribution." None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the ownership of these shares or other securities of Aksys.

     The table below lists the selling stockholders and other information regarding the ownership of common stock by each of the selling stockholders.

                                                       Number of      Number of             Shares
                                                        Shares         Shares       Owned After Offering (1)
                                                    Owned Prior to      Being      ---------------------------
Selling Stockholder                                    Offering        Offered     Number          Percent (2)
-------------------                                    --------        -------     ---------       -----------

RF Nominees, Ltd.                                        493,600       493,600             0            0%

RF Nominees, Ltd.                                        216,078       216,078             0            0%

Western United Life Assurance Co.                        114,600        50,000        64,600          0.4%

SAFECO Common Stock Trust                                830,000       150,000       680,000          3.8%

SAFECO Resource Series Trust                             370,000        50,000       320,000          1.8%
                                                         =======       =======     =========          ====

                                           TOTAL       2,024,278       959,678     1,064,600          5.9%

___________________
(1) Assumes that the selling stockholders dispose of all the shares of common stock covered by this prospectus and do not acquire any additional shares of common stock.

(2) The percentage of common stock beneficially owned is based on the 18,115,430 shares of common stock outstanding on August 21, 2000.



                                   PLAN OF DISTRIBUTION

     The selling stockholders (or, subject to applicable law, their pledgees, donees, distributees, transferees, or successors in interest) are offering shares of our common stock that they acquired from us in a private placement transaction. This prospectus covers the selling stockholders' resale of up to 959,678 shares of our common stock.

     In connection with our issuance to the selling stockholders of the common stock, we are filing a Registration Statement on Form S-3 with the Securities and Exchange Commission. The registration statement covers the resale of the common stock from time to time as indicated in this prospectus. This prospectus forms a part of that registration statement. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep it effective for a period not to exceed two years and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act of 1933 that could arise in connection with the selling stockholders' sale of the shares covered by this prospectus. We have agreed to pay all reasonable fees and expenses incident to the filing of the registration statement, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock.

     The selling stockholders may sell the shares of common stock described in this prospectus directly or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift these shares by other means not described in this prospectus. As a result, pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer may offer shares of the common stock covered by this prospectus. In addition, if any shares covered by this prospectus qualify for sale pursuant to Rule 144 under the Securities Act of 1933, the selling stockholders may sell such shares under Rule 144 rather than pursuant to this prospectus.

     The selling stockholders may sell shares of common stock from time to time in one or more transactions:

     .  at fixed prices that may be changed;

     .  at market prices prevailing at the time of sale; or

     . at prices related to such prevailing market prices or at negotiated prices.

     The selling stockholders may offer their shares of common stock in one or more of the following transactions:

     . on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

     .  in the over-the-counter market;

     .  in privately negotiated transactions;

     .  through options;

     .  by pledge to secure debts and other obligations;

     .  by a combination of the above methods of sale; or

     .  to cover short sales made pursuant to this prospectus.

     In effecting sales, broker or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. The selling stockholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling stockholders also may sell shares short and deliver the shares to close out such short positions, provided that the short sale is made after the registration statement has been declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling stockholders also may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders also may pledge the shares to a broker or dealer, and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     The Commission may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The Commission may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the common stock in the ordinary course of its business, and at the time the selling stockholder purchased the common stock, it was not a party to any agreement or other understanding to distribute the securities, directly or indirectly.

     Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares of common stock may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling and any other person participating in a distribution will be subject to the Securities Exchange Act of 1934, which may limit the timing of purchases and sales of common stock by the selling or any such other person.


                                 LEGAL MATTERS

     The validity of the shares of common stock offered hereby will be passed for Aksys, Ltd. by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois.


                                    EXPERTS

     The financial statements of Aksys, Ltd. as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999 incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, given on the authority of said firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     Government Filings: We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file:

     . at the Commission's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549;

     . at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and

     .  at the Commission's web site at http://www.sec.gov.

Some locations may charge prescribed or modest fees for copies. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

     Stock Market: Our common stock is listed on the Nasdaq National Market and similar information can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Registration Statement: We have filed a registration statement under the Securities Act of 1933 with the Commission with respect to the common stock offered under this prospectus. This prospectus is a part of the registration statement. However, it does not contain all of the information contained in the registration statement and its exhibits. You should refer to the registration statement and its exhibits for further information about us and the common stock offered under this prospectus.

     Information Incorporated By Reference: The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We have filed the following documents with the Commission and they are incorporated by reference into this prospectus:

     . our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     .  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     .  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000;

     .  our Current Report on Form 8-K, filed on April 19, 2000;

     .  our Current Report on Form 8-K, filed on August 21, 2000; and

     . the description of our capital stock contained in our Registration Statement on Form 8-A, including all amendments or reports filed for the purpose of updating the description.

Please note that all other documents and reports filed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the date of this prospectus and prior to the termination of the sale of the shares offered hereby will be deemed to be incorporated by reference into this prospectus and to be made a part of it from the date of the filing of our reports and documents. You may request free copies of these filings by writing or telephoning us at the following address:

                               Investor Relations
                                  Aksys, Ltd.
                               Two Marriott Drive
                          Lincolnshire, Illinois 60069
                                 (847) 229-2020

                                   PART II.

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following are the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which will be paid by Aksys, Ltd.:

Securities and Exchange Commission Registration Fee..   $ 3,000
Legal Fees and Expenses..............................   $25,000
Accounting Fees and Expenses.........................   $ 5,000
Printing and Engraving Expenses......................   $ 2,000
Miscellaneous Expenses...............................   $   500
                                                        -------
 TOTAL                                                  $35,500
                                                        =======

Item 15.  Indemnification of Directors and Officers

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits, or proceedings, whether civil, criminal, administrative, or investigative (other than action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action, and the statute required court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise. Article X of the Registrant's Certificate of Incorporation requires indemnification to the fullest extent permitted by Delaware law.

          In addition, the Registrant has entered into indemnity agreements with its directors, which obligate the Registrant to indemnify such directors to the fullest extent permitted by the DGCL. The officers and directors of the Registrant are covered by an insurance policy indemnifying against certain liabilities which arise from their activities performed on behalf of the Registrant, including liabilities under the Securities Act of 1933 in certain circumstances. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any transaction from which the director derives an improper personal benefit, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for improper payment of dividends or redemptions of shares or (iv) for any breach of a director's duty of loyalty to the company or its stockholders. Article X of the Registrant's Certificate of Incorporation includes such a provision.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 16.  Exhibits

3.1       Restated Certificate of Incorporation.(1)

3.2       Amended and Restated Bylaws.(1)

4.1 Rights Agreement, dated as of October 28, 1996, between Aksys, Ltd. and First Chicago Trust Company of New York.(2)

4.2 Registration Agreement, dated as of April 2, 1993, among Aksys, Ltd. and certain stockholders of Aksys, Ltd.(1)

4.3 Amendment No. 1 to Registration Agreement, dated as of September 22, 1995, among Aksys, Ltd. and certain stockholders of Aksys, Ltd.(1)

4.4       Registration Rights Agreement dated April 7, 2000.(3)

4.5       Registration Rights Agreement dated August 14, 2000.(4)

5         Opinion of Kirkland & Ellis.

10.1      Securities Purchase Agreement dated August 14, 2000.(4)

23.1      Consent of Kirkland & Ellis (included in Exhibit 5).

23.2      Consent of KPMG LLP.

24        Power of Attorney (included on signature page to the registration statement).
____________________
(1) Incorporated by reference to Aksys, Ltd.'s Registration Statement on Form S-1 (Registration No. 333-02492).
(2) Incorporated by reference to Aksys, Ltd.'s Registration Statement on Form 8-A, filed on November 5, 1996.
(3) Incorporated by reference to Aksys, Ltd.'s Current Report on Form 8-K, filed on April 19, 2000.
(4) Incorporated by reference to Aksys, Ltd.'s Current Report on Form 8-K, filed on August 21, 2000.


Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (l)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the Village of Lincolnshire, State of Illinois, on August 28, 2000.


                                    AKSYS, LTD.


                                    /s/ William C. Dow
                                    -------------------------------------
                                        William C. Dow
                                    President and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints William
C. Dow and Steven A. Bourne, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, with the exhibits thereto, and other documents in connection therewith, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


            Signature                            Title                             Date
            ---------                            -----                             ----

/s/ William C. Dow                    President, Chief Executive              August 28, 2000
---------------------------------     Officer and Director
    William C. Dow

/s/ Steven A. Bourne
---------------------------------     Controller and Acting Chief             August 28, 2000
    Steven A. Bourne                  Financial Officer

/s/ Richard B. Egen                   Chairman of the Board                   August 28, 2000
---------------------------------
    Richard B. Egen

/s/ Peter H. McNerney                 Director                                August 28, 2000
---------------------------------
    Peter H. McNerney

   /s/ W. Dekle Rountree, Jr.             Director                       August 28, 2000
---------------------------------
     W. Dekle Rountree, Jr.

    /s/ Bernard S. Tresnowski             Director                       August 28, 2000
---------------------------------
      Bernard S. Tresnowski

                               INDEX TO EXHIBITS

Exhibit
  No.      Exhibit
-------    -------

 3.1       Restated Certificate of Incorporation. (1)

 3.2       Amended and Restated Bylaws. (1)

 4.1 Rights Agreement, dated as of October 28, 1996, between Aksys, Ltd. And First Chicago Trust Company of New York. (2)

 4.2 Registration Agreement, dated as of April 2, 1993, among Aksys, Ltd. And certain stockholders of Aksys, Ltd. (1)

 4.3 Amendment No. 1 to Registration Agreement, dated as of September 22, 1995, among Aksys, Ltd. And certain stockholders of Aksys, Ltd. (1)

 4.4       Registration Rights Agreement dated April 7, 2000. (3)

 4.5       Registration Rights Agreement dated August 14, 2000. (4)

 5         Opinion of Kirkland & Ellis.

10.1       Securities Purchase Agreement dated August 14, 2000. (4)

23.1       Consent of Kirkland & Ellis (included in Exhibit 5).

23.2       Consent of KPMG LLP.

24 Power of Attorney (included on signature page to the registration statement).

--------------------

(1) Incorporated by reference to Aksys, Ltd.'s Registration Statement on Form S-1 (Registration No. 333-02492).

(2) Incorporated by reference to Aksys, Ltd.'s Registration Statement on Form 8-A, filed on November 5, 1996.

(3) Incorporated by reference to Aksys, Ltd.'s Current Report on Form 8-K, filed on April 19, 2000.

(4) Incorporated by reference to Aksys, Ltd.'s Current Report on Form 8-K, filed on August 21, 2000.